Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Maura Payne	RAI 2008-03
(336) 741-6996
Reynolds American Announces Executive Changes
WINSTON-SALEM, N.C. – Feb. 6, 2008 – Reynolds American Inc. (NYSE: RAI) today announced executive changes at the company and at its largest subsidiary, R.J. Reynolds Tobacco Company.
Jeffery S. Gentry, 50, currently executive vice president of research and development at R.J. Reynolds Tobacco Company, has been promoted to group executive vice president at Reynolds American, effective April 1. Gentry will replace Jeffrey A. Eckmann, 55, group president of Reynolds American, who has announced his intention to retire May 1.
Reporting to Gentry will be the presidents of three of Reynolds American’s four operating companies: Conwood Company, Santa Fe Natural Tobacco Company and R.J. Reynolds Global Products. In addition, the president of Reynolds Asia-Pacific Limited, a business unit established to explore additional business opportunities in Asia, will also report to Gentry.
Gentry will report to Susan M. Ivey, chairman and chief executive officer of Reynolds American. Daniel M. Delen, president and chief executive officer of R.J. Reynolds, also will continue to report to Ivey.
Daniel J. Herko, 47, currently vice president of product development for R.J. Reynolds, has been promoted to senior vice president of research and development for R.J. Reynolds, effective March 1. He will report to Delen.
James N. Figlar, 43, currently senior director of product science for R.J. Reynolds, has been promoted to vice president of product development for that company, replacing Herko. Figlar will assume his new responsibilities effective March 1. He will report to Herko.
“We can’t thank Jeff Eckmann enough for his 28-year commitment to the company’s growth and success,” said Ivey. “We are fortunate to have as capable a leader as Jeff Gentry in a position to take on broader managerial responsibilities for three operating companies; and Danny Herko and Jim Figlar will play key roles in the R.J. Reynolds leadership group,” she said.

ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Pall Mall, Winston and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

•	R.J. Reynolds Global Products, Inc. manufactures, sells and/or distributes American-blend cigarettes, including Natural American Spirit, and other tobacco products to a variety of customers worldwide.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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